EXHIBIT 10.42
SUMMARY OF STEELCASE BENEFIT PLAN FOR OUTSIDE DIRECTORS
The Steelcase Benefit Plan for Outside Directors (“Director Plan”) became effective on March 1, 1999. The Director Plan was created to provide health and welfare benefits to members of the Board of Directors of Steelcase Inc. (the “Company”) who are not Company employees or retirees (“Outside Directors”). Dependent coverage is also available to participants.
Eligibility: Outside Directors and their dependents are eligible for coverage under the Director Plan on the first day of the Outside Director’s term as a board member. During an annual enrollment period, Outside Directors who are already enrolled in coverage may opt out of coverage or change plans. An Outside Director who does not enroll at the time of becoming a board member is eligible during a subsequent annual enrollment period and also has special enrollment rights when other existing coverage is lost or when there is a qualified change in status.
Under the Director Plan, Outside Directors who became members of the board before July 22, 2002, and are covered under the Director Plan at the time of leaving the Board, and meet the Rule of 80, are eligible for retiree coverage under the Director Plan. Outside Directors who joined the board on or after July 22, 2002 are not eligible for retiree coverage under the Director Plan. Rule of 80 means that attained age and fully years of continuous service upon retirement equals 80 or more. Years of service for Outside Directors includes years of service as an employee of the Company and years of service as an Outside Director, to the extent the two periods are not overlapping.
Benefits: Self-insured benefits available to Outside Directors include PPO and HRA medical options and a dental plan. Fully-insured health and welfare benefits include vision and group travel accident benefits. Benefits available to retired Outside Directors include a self-insured PPO medical plan. Fully insured dental and vision plans are available to retired Outside Directors.
Cost: Outside Directors do not pay any premium for coverage under the Director Plan. However, the total annual premium cost is taxable income to the Outside Director and is reported annually on Form 1099.